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                                                                    EXHIBIT 23.5



                        Consent of Independent Auditors



The Board of Directors
NetGravity, Inc. and subsidiaries:



We consent to the incorporation herein by reference in Amendment No. 2 to the Registration Statement on Form S-4 of DoubleClick Inc. (Amendment No. 2) of our report dated January 27, 1999, relating to the consolidated statements of operations, stockholders' equity (deficit), and cash flows of NetGravity, Inc. and subsidiaries for the year ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of DoubleClick Inc.



We also consent to the reference to our firm under the heading 'Experts' in Amendment No. 2.



                                          /s/ KPMG LLP


San Francisco, California
October 2, 2001